Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Optical Cable Corporation for the year ended October 31, 2024 of our report dated December 20, 2023 (December 23, 2024 as to the effects of the restatement discussed in Note 20) included in Registration Statement Nos. 333-09433, 333-115575, 333-128163, 333-174917, 333-189277, 333-203129, 333-216987, and 333-265551 on Forms S-8 and Registration Statement No. 333-103108 on Form S-3 of Optical Cable Corporation, with respect to the consolidated balance sheets of Optical Cable Corporation and subsidiaries as of October 31, 2023, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended October 31, 2023.

/s/ Brown, Edwards & Company, L.L.P.

Roanoke, Virginia
December 23, 2024